PERFORMANCE CALCULATION

                              NEWPORT GREATER CHINA FUND -CLASS B

                                Period  Ended: 8/31/97

                                Inception Date: 5/16/97




                                     SINCE INCEPTION
                                   5/16/97 TO 8/31/97

                               Standard            Non-Standard


   Initial Inv.                 $1,000.00          $1,000.00

   Amt. Invested                $1,000.00          $1,000.00
   Initial NAV                       13.33             13.33
   Initial Shares                  75.019            75.019

   Shares From Dist.                0.000             0.000
   End of Period NAV                17.86             17.86

   CDSC                              5.00%
   Total Return                     28.98%            33.98%

   Average Annual
    Total Return                      N/A               N/A